UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 16, 2017

Shutterfly, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33031	94-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

As part of its annual compensation review process, the Board of Directors of Shutterfly, Inc. (the “Company”) approved management to negotiate and prepare an Amended and Restated Retention Agreement (the “Amended Retention Agreement”) with certain executive officers (the “Executives”), including named executive officers Tracy Layney, Senior Vice President and Human Resources Officer, Michael Pope, Senior Vice President and Chief Financial Officer, and Dwayne Black, Senior Vice President, Operations. On February 16, 2017, the Company entered into an Amended Retention Agreement with Ms. Layney and expects to enter into an Amended Retention Agreement with certain other executive officers, including named executive officers Messrs. Pope and Black.

General

The Amended Retention Agreements are not employment contracts and do not specify an employment term, compensation level or other terms or conditions of employment. The Amended Retention Agreements provide for certain severance benefits to the Executive in the event his or her employment is terminated under specified circumstances as set forth in the Amended Retention Agreement. Effective as of January 1, 2018, the Amended Retention Agreements amend and restate those certain Retention Agreements entered into with the Executives on or about December 2015 and extended in March 2016. In addition, upon each Executive’s execution of his or her Amended Retention Agreement, such Amended Retention Agreement will supersede in full such Executive’s Adjusted Offer Letter CIC Benefits, as defined in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 14, 2016.

Term

The Amended Retention Agreements shall be effective as of:

•	January 1, 2018 with respect to any Qualifying Termination (as defined in the Amended Retention Agreement) (the “Qualifying Termination Effective Date”); and

•
The date in 2017 on which the Executive signs the Amended Retention Agreement with respect to any CIC Qualifying Termination (as defined in the Amended Retention Agreement) (the “CIC Qualifying Termination Effective Date”).

The Amended Retention Agreements shall terminate on the earlier of:

•	The third anniversary of the CIC Qualifying Termination Effective Date (the “Expiration Date”); and

•
The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, that if a definitive agreement relating to a Change in Control (as defined in the Amended Retention Agreement) has been signed by the Company on or before the Expiration Date, then the Amended Retention Agreement shall be in effect through the earlier of:

◦	The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; or

◦
The date the Company or its successor has met all of its obligations under the Amended Retention Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

The Amended Retention Agreements shall renew automatically and continue in effect for three year periods measured from the initial Expiration Date and each subsequent Expiration Date unless the Company provides the Executive notice of non-renewal at least three months prior to the date on which the Amended Retention Agreement would otherwise renew.

Termination Not in Connection with a Change in Control

If the Executive’s service is terminated by the Company without Cause (as defined in the Amended Retention Agreement) or by the Executive for Good Reason (as defined in the Executive Retention Agreement) during the term of the Amended Retention Agreement, the Executive is entitled to receive the following benefits, subject to the Executive’s execution of a general release of claims:

•	Lump sum cash severance payment equal to six months’ base salary;

•
Vesting acceleration of the Executive’s Equity Awards (as defined in the Amended Retention Agreement) equal to a number of shares subject to each Equity Award calculated by multiplying 50% by the number of shares subject to such Equity Award that would have vested had the Executive completed an additional 12 months of service following the Termination Date (as defined in the Amended Retention Agreement), including any performance-based awards (subject to achievement of the applicable performance criteria); and

•	Continued employee benefits where the Company shall pay the Executive’s COBRA premiums for continuation of all health, dental and vision plans for six months.
Termination in Connection with a Change in Control

If within 12 months following the consummation of a Change in Control (as defined in the Amended Retention Agreement), the Executive’s service is terminated by the Company or its successor without Cause (as defined in the Amended Retention Agreement) or by the Executive for Good Reason (as defined in the Executive Retention Agreement), the Executive is entitled to receive the following benefits, subject to the Executive’s execution of a general release of claims:

•	Lump sum cash severance payment equal to 12 months’ base salary;

•
Vesting acceleration of the Executive’s Equity Awards (as defined in the Amended Retention Agreement) as to 100% of the Executive’s unvested shares subject to the Equity Awards, including any performance-based awards (measured at 100% of target); and

•	Continued employee benefits where the Company or its successor shall pay the Executive’s COBRA premiums for continuation of all health, dental and vision plans for 12 months.

The form of Amended Retention Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary is qualified entirely by reference to the full text of the form of Amended Retention Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Number        Description
99.1        Form of Amended and Restated Retention Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

Date: February 16, 2017	By: /s/ Jason Sebring
Name: Jason Sebring
Title: Vice President & General Counsel

EXHIBIT INDEX

Number        Description
99.1        Form of Amended and Restated Retention Agreement.